Filed Pursuant to Rule 424(b)(7)

Registration No. 333-179080

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, nominal value $0.0001 per share	7,883,366	$51.48	$405,835,682	$46,509

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on The NASDAQ Global Select Market on March 2, 2012.
(2)	The registration fee is calculated and being paid pursuant to Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-179080) filed by the Registrant on January 19, 2012.

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 19, 2012)

Jazz Pharmaceuticals Public Limited Company

7,883,366 Ordinary Shares

The selling shareholders identified in this prospectus supplement, which include members of our board of directors and their affiliates and senior management, are selling all of the ordinary shares offered by this prospectus supplement and will receive all of the proceeds from this offering. We will not receive any proceeds from the sale of ordinary shares in this offering.

On January 18, 2012, Azur Pharma Public Limited Company, or Azur Pharma, and Jazz Pharmaceuticals, Inc., or JPI, completed a merger transaction, in connection with which Azur Pharma was re-named Jazz Pharmaceuticals Public Limited Company and we became the parent company of and successor to JPI, with JPI becoming our wholly-owned subsidiary. For additional information about the merger, see “Prospectus Supplement Summary—The Merger” on page S-1 of this prospectus supplement.

Our ordinary shares are listed on The NASDAQ Global Select Market under the symbol “JAZZ.” On March 5, 2012, the last reported sale price of our ordinary shares on The NASDAQ Global Select Market was $51.33 per share.

Investing in our ordinary shares involves a high degree of risk. You should carefully review the risks and uncertainties incorporated by reference herein under the heading “Risk Factors” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase the ordinary shares from the selling shareholders at a price of $49.56 per share, which will result in approximately $390.7 million of proceeds to the selling shareholders. The underwriters may offer the ordinary shares in transactions on The NASDAQ Global Select Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

Delivery of the ordinary shares is expected to be made on or about March 9, 2012.

Joint Book-Running Managers

Barclays Capital	Citigroup

Prospectus Supplement dated March 5, 2012

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated January 19, 2012, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering of ordinary shares. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, along with any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This document may only be used where it is legal to sell these

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securities. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate as of any date other than its respective date, regardless of when this prospectus supplement and the accompanying prospectus is delivered, or when any sale of our ordinary shares occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Jazz Pharmaceuticals,” “the registrant,” “we,” “us,” and “our” refer to Jazz Pharmaceuticals Public Limited Company (Jazz Pharmaceuticals plc) and its consolidated subsidiaries, including its predecessor, Jazz Pharmaceuticals, Inc. All references in this prospectus supplement to “Azur Pharma” are references to Jazz Pharmaceuticals plc (f/k/a Azur Pharma Public Limited Company) and its consolidated subsidiaries prior to the effective time of the merger on January 18, 2012.

We own or have rights to various copyrights, trademarks, and trade names used in our business, including the following: Jazz Pharmaceuticals®, Xyrem® (sodium oxybate) oral solution, FazaClo® (clozapine, USP), Luvox CR® (fluvoxamine maleate) Extended-Release Capsules, Luvox® (fluvoxamine maleate), Prialt® (ziconotide intrathecal infusion), Elestrin® (estradiol gel 0.06%), Urelle® (urinary antiseptic), Gesticare® (prenatal vitamin), Natelle® (prenatal vitamin), Gastrocrom® (cromolyn sodium oral concentrate), Niravam® (alprazolam), Parcopa® (carbidopa/levodopa), and AVC™ Cream (sulfanilamide). All other trademarks or trade names included or incorporated by reference in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the offering as well as information regarding our business. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and in any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. If you invest in our ordinary shares, you are assuming a high degree of risk. See “Risk Factors” on page S-4 of this prospectus supplement.

Overview

We are a specialty biopharmaceutical company focused on the identification, development and commercialization of pharmaceutical products to meet important unmet medical needs in focused therapeutic areas. Our marketed products include Xyrem (sodium oxybate oral solution), which is the only product approved by the United States Food and Drug Administration for the treatment of both cataplexy and excessive daytime sleepiness in patients with narcolepsy; our psychiatry products, FazaClo (clozapine, USP) LD and FazaClo HD, orally disintegrating clozapine tablets indicated for treatment resistant schizophrenia, and Luvox CR (fluvoxamine maleate) marketed for the treatment of obsessive compulsive disorder; Prialt (ziconotide intrathecal injection), the only non-opioid intrathecal analgesic indicated for refractory severe chronic pain; and a portfolio of women’s health and other products led by Elestrin (estradiol gel 0.06%), indicated for the treatment of moderate to severe vasomotor symptoms associated with menopause.

Key elements of our strategy include:

•	Growing and protecting our existing product franchises;

•	Acquiring or in-licensing additional marketed or close to approval products; and

•	Pursuing development of additional specialty products.

The Merger

On January 18, 2012, Azur Pharma and Jazz Pharmaceuticals, Inc., or JPI, completed a merger transaction, or the merger, in connection with which Azur Pharma was re-named Jazz Pharmaceuticals Public Limited Company and we became the parent company of and successor to JPI, with JPI becoming our wholly-owned subsidiary. In the merger, all outstanding shares of JPI’s common stock were canceled and converted into the right to receive, on a one-for-one basis, our ordinary shares. Our ordinary shares trade on the same exchange, The NASDAQ Global Select Market, and under the same trading symbol, “JAZZ,” as the JPI common stock prior to the merger. Prior to the merger, JPI marketed its two products, Xyrem and Luvox CR, through its experienced specialty sales force targeting sleep specialists, neurologists, pulmonologists and psychiatrists. Prior to the merger, Azur Pharma was a specialty pharmaceutical company engaged in the acquisition, development and commercialization of therapeutic products for the central nervous system and women’s health areas. Azur Pharma’s lead marketed products were FazaClo LD and FazaClo HD, and Prialt. Azur Pharma also marketed several women’s health products, including Elestrin and the prescription prenatal vitamin brands Natelle and Gesticare. Azur Pharma also sold a portfolio of non-promoted products including Gastrocrom (cromolyn sodium), Niravam (orally disintegrating tablet presentation of alprazolam), Urelle (urinary antiseptic), Parcopa (orally disintegrating tablet presentation of carbidopa/levodopa) and AVC (sulfanilamide) cream.

JPI is treated as the acquiring company in the merger for accounting purposes, and the merger is being accounted for as a reverse acquisition under the acquisition method of accounting for business combinations. As a result, the consolidated financial statements of JPI became our consolidated financial statements. We are also considered to be the successor to JPI for certain purposes under both the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. Historical financial information for JPI for the years ended December 31, 2011, 2010 and 2009 is incorporated by reference in this prospectus supplement from the Annual Report on Form 10-K for year ended December 31, 2011 that we filed with the SEC on behalf of and as successor to JPI on February 28, 2012 (Commission File No. 001-33500). Historical financial information for Azur Pharma for the years ended December 31, 2011, 2010 and 2009 is incorporated by reference in this prospectus supplement from the Annual Report on Form 10-K for Azur Pharma’s fiscal year ended December 31, 2011 that we filed with the SEC on February 28, 2012 (Commission File No. 333-177528). Pro forma combined financial information as of and for the year ended December 31, 2011 related to the merger is incorporated by reference in this prospectus supplement from our Current Report on Form 8-K filed with the SEC on February 28, 2012. See “Where You Can Find Additional Information” beginning on page S-29 of this prospectus supplement.

While we have a more diversified product portfolio as a result of the merger, Xyrem continues to be our largest selling product. As a result, we continue to place a high priority on growing sales of Xyrem in its approved indications and enforcing our intellectual property rights. Our ability to maintain or increase Xyrem product sales is subject to a number of risks and uncertainties, including those incorporated by reference herein under the heading “Risk Factors” in this prospectus supplement. We plan to leverage the commercial, medical and scientific experience of the combined enterprise resulting from the merger in maximizing the potential of our other products and product candidates.

Corporate Information

We are a public limited company originally formed under the laws of Ireland (registered number 399192) in March 2005. We were originally formed as a private limited liability company under the name Azur Pharma Limited and were subsequently re-registered as a public limited company under the name Azur Pharma Public Limited Company in October 2011. In connection with the merger, Azur Pharma was re-named Jazz Pharmaceuticals Public Limited Company and we became the parent company of and successor to JPI. Our principal executive offices are located at 45 Fitzwilliam Square, Dublin 2, Ireland, and our telephone number is 011-353-1-634-4183. Our website address is www.jazzpharmaceuticals.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

Ordinary shares offered by selling shareholders	7,883,366 shares

Ordinary shares to be outstanding immediately after the offering	56,243,117 shares

Risk factors	Investing in our ordinary shares involves a high degree of risk. See the information incorporated by reference herein under the heading “Risk Factors” on page S-4 of this prospectus supplement.

Use of proceeds	The selling shareholders are selling all of the ordinary shares offered by this prospectus supplement. We will not receive any proceeds from the sale of shares by the selling shareholders.

NASDAQ Global Select Market symbol	JAZZ

The number of ordinary shares to be outstanding immediately after this offering is based on 56,243,117 ordinary shares outstanding as of February 15, 2012, and excludes, as of that date:

•	3,255,668 ordinary shares issuable upon the exercise of outstanding options, having a weighted average exercise price of $16.48 per share;

•	2,681,836 ordinary shares issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $6.93 per share;

•	23,841 ordinary shares credited to individual non-employee director stock accounts under our Director Deferred Compensation Plan; and

•	an aggregate of up to 7,585,249 ordinary shares reserved for future issuance under our equity incentive and employee stock purchase plans and the Director Deferred Compensation Plan.

On March 1, 2012, we granted options to purchase an aggregate of 808,650 ordinary shares at an exercise price of $51.83 per share and restricted stock units covering an aggregate of 404,328 ordinary shares.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in ordinary shares, you should consider carefully the risks discussed under the heading “Risk Factors” contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 that we filed with the SEC on behalf of and as successor to JPI on February 28, 2012, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, may also harm our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the expected synergies and other benefits, including tax, financial and strategic benefits, of the merger to us and our shareholders;

•	future sales of Xyrem and our other products;

•	our ability to obtain adequate clinical and commercial supplies of our product candidates and products from current and new single source suppliers and manufacturers;

•	our ability to protect our intellectual property and defend our patents; and

•	the sufficiency of our cash resources and our expectations regarding our future cash flow, expenses, revenues, financial results and capital requirements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, time frames or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 that we filed with the SEC on behalf of and as successor to JPI on February 28, 2012 and incorporated by reference in this prospectus supplement and the accompanying prospectus. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference as described under the heading “Where You Can Find Additional Information” in this prospectus supplement and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling shareholders are offering all of the ordinary shares offered by this prospectus supplement and will receive all of the proceeds from this offering. For more information about the selling shareholders, see “Selling Shareholders” in this prospectus supplement.

We will not receive any of the proceeds from this offering. We are obligated to pay all expenses we incur in connection with this offering, including all registration and filing fees, printing expenses, fees and expenses of our counsel, and state Blue Sky fees and expenses. We are also obligated to pay up to an aggregate of $50,000 for certain fees incurred by the selling shareholders in connection with this offering as well as any applicable transfer taxes. The selling shareholders will pay all other fees and expenses that they incur in connection with this offering, including all underwriting discounts and commissions.

SELLING SHAREHOLDERS

The following table sets forth the number of our ordinary shares beneficially owned by the selling shareholders as of February 15, 2012, and the number of ordinary shares that the selling shareholders are selling in this offering pursuant to this prospectus supplement and the accompanying prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. The number of ordinary shares beneficially owned includes ordinary shares issuable pursuant to the exercise of options and warrants that are exercisable within 60 days of February 15, 2012, as well as shares credited to individual non-employee director phantom stock accounts under our Directors Deferred Compensation Plan as of February 15, 2012. Amounts credited to individual non-employee director phantom stock accounts under our Directors Deferred Compensation Plan are payable solely in our ordinary shares, but such shares do not have current voting power. Ordinary shares issuable pursuant to our Directors Deferred Compensation Plan and ordinary shares issuable pursuant to the exercise of stock options and warrants that are exercisable within 60 days of February 15, 2012 are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership is based on 56,243,117 ordinary shares outstanding as of February 15, 2012. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the selling shareholders named in this table has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned.

	Prior to Offering			Number of Shares Offered	After Offering
Name and address	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned		Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
KKR JP LLC	10,504,338	(1)	18.5%	2,987,308	7,517,030	13.2%
KKR JP III LLC	36,445	(1)	*	12,692	23,753	*

Entities affiliated with Longitude Capital Partners, LLC
800 El Camino Real, Suite 220
Menlo Park, CA 94025
Longitude Venture Partners, L.P.	3,756,633	(2)	6.6%	1,078,400	2,678,233	4.7%
Longitude Capital Associates, L.P.	75,291	(2)	*	21,615	53,676	*

Entities affiliated with Thoma Cressey Equity Partners
Sears Tower, 92nd Floor
22 South Wacker Drive
Chicago, IL 60606
Thoma Cressey Fund VII, LP	2,372,094	(3)	4.2%	940,595	1,431,499	2.5%
Thoma Cressey Friends Fund VII, LP	37,036	(3)	*	9,405	27,631	*

Entities affiliated with Beecken Petty O’Keefe & Company, LLC	1,483,461	(4)	2.6%	600,000	883,461	1.6%
131 South Dearborn Street, Suite 2800
Chicago, Il 60603

Seamus Mulligan	5,691,599	(5)	10.1%	2,000,000	3,291,009	5.9%
Patrick G. Enright	3,891,838	(6)	6.8%	49,985	2,741,838	4.8%
Bruce C. Cozadd	593,371	(7)	1.1%	50,000	543,371	1.0%
Carol A. Gamble	125,251	(8)	*	50,000	75,251	*
Alan M. Sebulsky	101,600	(9)	*	31,166	70,434	*
Paul L. Berns	43,891	(10)	*	39,200	4,691	*
Russell J. Cox	34,192	(11)	*	5,000	29,192	*
Karen J. Wilson	12,609	(12)	*	8,000	4,609	*

*	Less than 1%.

(1)	KKR JP LLC (“KKR JP”) directly holds 9,906,501 of our ordinary shares and warrants to purchase 597,837 of our ordinary shares. KKR Millennium Fund L.P. (“KKR Millennium Fund”) is the sole member of KKR JP. KKR Associates Millennium L.P. (“KKR Associates Millennium”) is the sole general partner of KKR Millennium Fund. KKR Millennium GP LLC (“KKR Millennium GP”) is the sole general partner of KKR Associates Millennium. KKR Fund Holdings L.P. (“KKR Fund Holdings”) is the designated member of KKR Millennium GP. KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) is a general partner of KKR Fund Holdings. KKR Millennium Fund, KKR Associates Millennium, KKR Millennium GP, KKR Fund Holdings and KKR Fund Holdings GP disclaim beneficial ownership of the securities held by KKR JP.

KKR JP III LLC (“KKR JP III”) directly holds 36,445 of our ordinary shares. KKR Partners III, L.P. (“KKR Partners III”) is the sole member of KKR JP III. KKR III GP LLC (“KKR III GP”) is the sole general partner of KKR Partners III. KKR Partners III and KKR III GP disclaim beneficial ownership of the securities held by KKR JP III.

Each of KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings L.P.); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (as the general partner of KKR & Co.) disclaim beneficial ownership of the securities held by KKR JP.

As the designated members of KKR Management LLC and the managing members of KKR III GP LLC, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by KKR JP and KKR JP III but disclaim beneficial ownership of such securities. Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP by KKR Fund Holdings.

Each of KKR JP and KKR JP III is owned by one or more entities that are affiliated with KKR Capital Markets LLC, a registered broker-dealer. Each of KKR JP and KKR JP III has represented that it acquired the ordinary shares offered hereby in the ordinary course of business and at the time of the purchase of those ordinary shares, did not have any agreements or understandings, directly or indirectly, with any person to distribute those ordinary shares.

The entities named in this footnote (1) are sometimes referred to herein as the KKR Entities. Michael W. Michelson and James C. Momtazee are executives of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Momtazee is a member of our board of directors and was a member of the board of directors of JPI. Mr. Michelson served as a member of the board of directors of JPI. Each of Messrs. Michelson and Momtazee disclaim beneficial ownership of any securities beneficially owned by the KKR Entities. The address of the KKR Entities and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019. The address of Messrs. Roberts and Momtazee is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)	Longitude Venture Partners, L.P. holds 2,827,390 of our ordinary shares and a warrant to acquire 929,243 of our ordinary shares, and Longitude Capital Associates, L.P. holds 56,667 of our ordinary shares and a warrant to acquire 18,624 of our ordinary shares. The funds named in this footnote (2) are sometimes referred to herein as the Longitude Funds. Each of Patrick G. Enright and Juliet Tammenoms Bakker are managing members of Longitude Capital Partners, LLC, which is the general partner of each of the Longitude Funds, and may be deemed to have shared voting and dispositive power with respect to the ordinary shares held by or issuable to the Longitude Funds. Each of Mr. Enright and Ms. Bakker disclaims beneficial ownership of all such ordinary shares except to the extent of such person’s proportionate pecuniary interest therein. Mr. Enright is a member of our board of directors and served as a member of JPI’s board of directors prior to the merger.

(3)

Thoma Cressey Fund VII, L.P. holds 2,372,094 of our ordinary shares and Thoma Cressey Friends Fund VII, L.P. holds 37,036 of our ordinary shares. The funds named in this footnote (3) are sometimes referred to herein as the Thoma Cressey Funds. Bryan C. Cressey, Orlando Bravo, Lee Mitchell and Carl Thoma are partners of Thoma Cressey Equity

Partners, the sponsor of the Thoma Cressey Funds, and each may be deemed to have shared voting and investment power over the ordinary shares beneficially owned by the Thoma Cressey Funds. Each of Messrs. Cressey, Bravo, Mitchell and Thoma disclaims beneficial ownership of the ordinary shares beneficially owned by the Thoma Cressey Funds, except to the extent of each of their pecuniary interest therein. Mr. Cressey is a member of our board of directors and served as a member of JPI’s board of directors prior to the merger.

(4)	Consists of (i) 1,330,890 of our ordinary shares and a warrant to acquire 91,975 of our ordinary shares held by Beecken Petty O’Keefe Fund II L.P., Beecken Petty O’Keefe QP Fund II, L.P. and Beecken Petty O’Keefe Executive Fund II, L.P. as tenants in common (collectively, “BPO Fund II”), (ii) 38,347 ordinary shares held by Beecken Petty O’Keefe & Company II, L.P. and (iii) 22,249 ordinary shares issuable to Kenneth W. O’Keefe pursuant to our Directors Deferred Compensation Plan as of February 15, 2012 which, upon issuance, will be held for the benefit of Beecken Petty O’Keefe & Company II, L.P. BPO Fund II is selling in this offering all of the 600,000 ordinary shares shown opposite the name of Beecken Petty O’Keefe & Company, LLC in the table above. Beecken Petty O’Keefe & Company II, L.P., is the general partner of BPO Fund II and Beecken Petty O’Keefe & Company, LLC is the general partner of Beecken Petty O’Keefe & Company, II, L.P. Mr. O’Keefe, David K. Beecken and William G. Petty, Jr. are member managers of Beecken Petty O’Keefe & Company, LLC, and as such may be deemed to have shared voting and dispositive power with respect to the ordinary shares beneficially owned by BPO Fund II and Beecken Petty O’Keefe & Company II, L.P. Each of Messrs. O’Keefe, Beecken and Petty disclaims beneficial ownership of the ordinary shares beneficially owned by BPO Fund II and Beecken Petty O’Keefe & Company II, L.P., except to the extent of each of their pecuniary interest therein. Mr. O’Keefe is a member of our board of directors and previously served as a member of JPI’s board of directors.

(5)	Mr. Mulligan is a member of our board of directors and serves as our Chief Business Officer, International Business Development. Prior to the merger, Mr. Mulligan served as the Chairman and Chief Executive Officer of Azur Pharma, which he founded in March 2005. The number of ordinary shares beneficially owned by Mr. Mulligan includes (i) 4,858,532 ordinary shares held by him, (ii) 432,477 ordinary shares that are held by Mr. Mulligan on behalf of his wife, Deirdre Mallon and (iii) 400,590 ordinary shares held by Mr. Mulligan in trust for other individuals for which Mr. Mulligan has sole voting power, but no dispositive power or pecuniary interest. Of these ordinary shares, 569,161 ordinary shares are held by Deutsche Bank National Trust Company, or Deutsche Bank, as escrow agent, as security for the indemnification obligations of the historic Azur Pharma shareholders in connection with the merger pursuant to an escrow agreement among us, JPI, Seamus Mulligan, as representative of the indemnitors, and Deutsche Bank. Mr. Mulligan has agreed to transfer, prior to December 31, 2013, 432,477 ordinary shares to a family trust, the beneficiaries of which are himself, his wife and his children. Deirdre Mallon has also agreed to transfer, prior to December 31, 2013, 432,477 ordinary shares to the family trust. On or about the closing of this offering, Mr. Mulligan intends to transfer the 400,590 ordinary shares that he holds in trust for other individuals to another trustee for those individuals and upon such transfer Mr. Mulligan will no longer have any beneficial ownership interest in those ordinary shares and, as a result, those ordinary shares are not included in the number of shares shown as beneficially owned by Mr. Mulligan after the offering in the table above.

(6)	Consists of 49,985 ordinary shares owned outright by Mr. Enright, 9,929 ordinary shares issuable to Mr. Enright pursuant to our Directors Deferred Compensation Plan as of February 15, 2012, and the ordinary shares described in footnote (2) above. Mr. Enright disclaims beneficial ownership of the shares described in footnote (2) above, except to the extent of his pecuniary interest therein.

(7)	Mr. Cozadd currently serves as our Chairman and Chief Executive Officer, and served (and continues to serve) as Chairman and Chief Executive Officer of JPI both before and after the merger. Mr. Cozadd serves as a member of both our and JPI’s board of directors. He also served on JPI’s board of directors prior to the merger. The number of ordinary shares beneficially owned by Mr. Cozadd includes 46,305 ordinary shares Mr. Cozadd has the right to acquire pursuant to options exercisable within 60 days of February 15, 2012.

(8)	Ms. Gamble currently serves as our Senior Vice President, General Counsel, and served (and continues to serve) as Senior Vice President, General Counsel of JPI both before and after the merger. Ms. Gamble also serves as a member of the board of directors of JPI. On January 18, 2012, Ms. Gamble resigned from her positions as Senior Vice President, General Counsel of both us and JPI, effective as of March 12, 2012, in connection with her retirement. The number of ordinary shares beneficially owned by Ms. Gamble includes 43,038 ordinary shares Ms. Gamble has the right to acquire pursuant to options exercisable within 60 days of February 15, 2012.

(9)	Mr. Sebulsky is a member of our board of directors and served as a member of JPI’s board of directors prior to the merger. The number of ordinary shares beneficially owned by Mr. Sebulsky includes 16,079 ordinary shares issuable to Mr. Sebulsky pursuant to our Directors Deferred Compensation Plan as of February 15, 2012.

(10)	Mr. Berns is a member of our board of directors and served as a member of JPI’s board of directors prior to the merger. The number of ordinary shares beneficially owned by Mr. Berns includes 4,691 ordinary shares issuable to Mr. Berns pursuant to our Directors Deferred Compensation Plan as of February 15, 2012.

(11)	Mr. Cox currently serves as both our and JPI’s Executive Vice President, Chief Commercial Officer. Prior to the merger, he served as Senior Vice President, Sales and Marketing of JPI. The number of ordinary shares beneficially owned by Mr. Cox includes 15,187 ordinary shares Mr. Cox has the right to acquire pursuant to options exercisable within 60 days of February 15, 2012.

(12)	Ms. Wilson currently serves as our Vice President, Finance and Principal Accounting Officer, and served (and continues to serve) as Vice President, Finance and Principal Accounting Officer of JPI both before and after the merger. The number of ordinary shares beneficially owned by Ms. Wilson includes 2,317 ordinary shares Ms. Wilson has the right to acquire pursuant to options exercisable within 60 days of February 15, 2012.

Material Relationships with Certain Selling Shareholders

Below is a description of certain material relationships that certain selling shareholders have or had with us, JPI or Azur Pharma during the past three years. Information with respect to the positions or offices the selling shareholders or their affiliates or associates have or have had with us, JPI or Azur Pharma is included in the footnotes to the table above.

Registration Rights

2007 Investor Rights Agreement.  Pursuant to the terms of a third amended and restated investor rights agreement dated June 6, 2007, as amended, by and between JPI and the other parties named therein, or the 2007 Investor Rights Agreement, which 2007 Investor Rights Agreement was assumed by us in the merger, the holders of up to approximately 12,601,202 ordinary shares, based on shares outstanding on February 21, 2012, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, upon exercise of outstanding options by our executive officers, certain of our executive officers, including Mr. Cozadd and Ms. Gamble, are entitled to rights with respect to registration of our ordinary shares acquired upon exercise. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their ordinary shares in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of ordinary shares to be included in the registration. In addition, the holders of these ordinary shares may require us, at our expense and subject to certain limitations, to file one or more registration statements under the Securities Act with respect to their ordinary shares. Each of KKR JP, KKR JP III, the Thoma Cressey Funds, BPO Fund II, Mr. Cozadd and Ms. Gamble are parties to or otherwise are entitled to registration rights under the 2007 Investor Rights Agreement.

2009 Investor Rights Agreement.  Pursuant to the terms of an investor rights agreement dated July 7, 2009, as amended, by and between JPI and the Longitude Funds, or the 2009 Investor Rights Agreement, which 2009 Investor Rights Agreement was assumed by us in the merger, we agreed to file a registration statement under the Securities Act registering (or to otherwise effect the registration of) the resale of 1,895,734 ordinary shares held by the Longitude Funds, as well as the 947,867 of our ordinary shares underlying the warrants held by the Longitude Funds and to keep such registration continuously effective. In addition, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the Longitude Funds are entitled to notice of the registration and are entitled to include, at our expense, their ordinary shares in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration.

Registration Rights Agreement.  In connection with the merger, Azur Pharma entered into a registration rights agreement on January 13, 2012 with the holders of Azur Pharma’s ordinary shares as of that date, including Seamus Mulligan, which holders are referred to herein as the Azur Pharma rights parties. Pursuant to the registration rights agreement, Azur Pharma agreed to register for resale under the Securities Act, 12,020,616 ordinary shares held by the Azur Pharma rights parties (or their permitted transferees) on the date of the closing of the merger (immediately after giving effect to such closing), which shares are referred to herein as the Azur Resale Shares. We registered for resale all of the Azur Resale Shares on January 19, 2012 and we are obligated under the registration rights agreement to keep such registration statement continuously effective under the Securities Act until the earlier of such time as all of the Azur Resale Shares are publicly resold or the registration rights of the Azur Pharma rights parties expire under the registration rights agreement. Under the registration rights agreement, holders of Azur Resale Shares are entitled to sell Azur Resale Shares in underwritten public offerings provided that the aggregate amount of Azur Resale Shares to be offered and sold in any underwritten public offering represent not less than 5% of our ordinary shares outstanding at such time or are reasonably expected to result in aggregate gross proceeds of not less than $50 million, subject to our ability to defer effecting such an underwritten public offering under certain circumstances.

Senior Secured Notes and Related Warrants

From March 2008 to June 2010, JPI Commercial, LLC, or JPIC, our wholly-owned subsidiary, had outstanding senior secured notes originally issued by JPIC in 2008, or the JPIC Notes, originally in the aggregate principal amount of $120.0 million, of which $7.1 million in principal amount was held by KKR Financial Holdings III, LLC, or KFN, an entity affiliated with Kohlberg Kravis Roberts & Co. L.P. In November 2009, JPI and JPIC entered into an amendment and waiver agreement pursuant to which the holders of the JPIC Notes waived certain prior events of default under the agreement governing the JPIC Notes in connection with which warrants to purchase JPI’s common stock that JPI issued in connection with the issuance of senior secured notes by Orphan Medical, Inc., our wholly-owned subsidiary, in 2005, and the JPIC Notes were amended to reduce the respective exercise prices of such warrants to $9.34 per share. This included warrants to purchase 70,156 shares of JPI’s common stock held by KFN, the exercise price of which was reduced from $20.36 to $9.34 per share.

In 2010, JPI repaid in full all of the then outstanding JPIC Notes by repaying $119.5 million in aggregate principal amount, of which $6.8 million in principal amount was paid to KFN. In addition, in 2010, JPI paid prepayment penalties and a fee to the holders of the JPIC Notes totaling $8.5 million, of which $0.5 million was paid to KFN. Cash paid for interest with respect to then outstanding JPIC Notes held by the KFN was $0.5 million and $1.3 million in 2010 and 2009, respectively. All payments to KFN were in proportion to its ownership of the JPIC Notes.

Other Relationships

On October 20, 2008, Azur Pharma entered into a lease agreement with Seamus Mulligan, pursuant to which Mr. Mulligan, as landlord, leased to Azur Pharma, as tenant, an aggregate of 4,128 square feet for office space located at 45 Fitzwilliam Square, Dublin 2, Ireland. The term of the lease is 21 years from October 20, 2008. The annual rent due under the lease is €206,760. The lease contains an “upwards only” rent review clause pursuant to which the annual rent due thereunder may be adjusted on scheduled rent review dates to equal the higher of either the rent contractually payable immediately prior to the applicable rent review date or the open market rent on such rent review date, as determined in accordance with the provisions of the lease. The most recent rent review occurred in October 2010 and resulted in no increase to the annual rent, with the next review scheduled for 2015. The lease also requires the tenant to insure the premises for consequential losses arising out of certain types of damage to the premises.

On May 30, 2011, Azur Pharma entered into a Development Agreement with Circ Pharma Limited and Circ Pharma Research and Development Limited, or the development agreement, providing for the purchase of an option to license certain rights and assets in relation to a chronotherapeutic formulation of Tramadol for $250,000, together with the sum of $50,000 as a contribution to the patent expenses incurred by Circ Pharma prior to the effective date of the option. Mr. Mulligan is Chairman and owner of the Circ Pharma Group. We have not exercised the option to date. On January 9, 2012, Azur Pharma entered into an amendment to the development agreement, which provided us an extension to consider and evaluate the program contemplated by the option for a period of six months from the closing of the merger.

MATERIAL TAX CONSIDERATIONS

The information presented under the caption “U.S. Federal Income Tax Consequences to U.S. Holders” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in the ordinary shares. The information presented under the caption “Irish Tax Consequences” is a discussion of the material Irish tax consequences of investing in the ordinary shares.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in ordinary shares under the laws of the United States (federal, state and local), Ireland and any other applicable foreign jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Holders

The following are the material U.S. federal income tax consequences to U.S. Holders (as defined below) of owning and disposing of ordinary shares acquired in this offering. This discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation, does not address any U.S. state, local or non-U.S. tax considerations, and does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares. This discussion applies only to U.S. Holders that hold their ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, and does not address the tax consequences applicable to U.S. Holders subject to special rules, such as:

•	a holder of ordinary shares who actually or constructively owns or is deemed to own 10% or more of the total combined voting power of all classes of our shares entitled to vote;

•	a U.S. Holder who is also resident or ordinarily resident in Ireland for Irish tax purposes or who is otherwise subject to Irish income tax or capital gains tax with respect to our ordinary shares;

•	a bank or other financial institution;

•	an insurance company;

•	a dealer or trader in securities who uses a mark-to-market method of tax accounting;

•

a person holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or a person entering into a constructive sale with respect to ordinary shares;

•	a U.S. Holder whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	an entity classified as a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” or retirement plan;

•	a person who is liable for the alternative minimum tax;

•	a U.S. expatriate;

•	a real estate investment trust;

•	a regulated investment company;

•	a person who acquired our ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•	a person holding our ordinary shares in connection with a trade or business conducted outside of the United States; or

•

a U.S. Holder who holds ordinary shares through a financial account at a foreign financial institution that does not meet the requirements for avoiding future withholding with respect to certain payments under Section 1471 of the Internal Revenue Code of 1986, as amended, or the Code (FATCA).

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ordinary shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who is a beneficial owner of ordinary shares and for U.S. federal income tax purposes is:

•	an individual citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ordinary shares in their particular circumstances.

Subject to the discussion below under “Passive Foreign Investment Company Rules,” this discussion assumes that we are not, and will not become, a passive foreign investment company, or a PFIC, as described below.

Taxation of Distributions

Although we do not currently plan to pay dividends, any future distributions paid on ordinary shares will be treated as taxable dividends to a U.S. Holder to the extent of such U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that a distribution paid to a U.S. Holder with respect to our ordinary shares exceeds such U.S. Holder’s pro rata share of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the ordinary shares (determined on a share-by-share basis), will reduce (but not below zero) such basis, and thereafter will be treated as a capital gain. Please see “—Sale or Other Disposition of Ordinary Shares.” We may not maintain calculations of our earnings and profits under U.S. federal income tax principles. If this is the case, distributions, if any, generally will be reported to U.S. Holders as dividends. The amount of any dividend income paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Dividends received by a non-corporate U.S. Holder in tax years beginning prior to 2013 are expected to be eligible to be taxed at reduced rates, up to a maximum of 15%, if the U.S. Holder meets certain holding period and other applicable requirements. Absent a change in current law, dividends received from us by a U.S. Holder after 2012 will be taxed at regular ordinary income tax rates. The reduced rate applicable to dividends paid to non-corporate U.S. Holders prior to 2013 as described above is not available for dividends paid by a PFIC (described below) or in certain other situations.

For foreign tax credit limitation purposes, distributions paid on the ordinary shares that are treated as dividends will be treated as income from sources outside the United States and will generally constitute passive category income.

Dividends received by a corporate U.S. Holder will not be eligible for the dividends-received deduction generally available to U.S. corporate shareholders under the Code for dividends received from certain U.S. and non-U.S. corporations.

Sale or Other Disposition of Ordinary Shares

For U.S. federal income tax purposes, gain or loss recognized on the sale or other disposition of ordinary shares generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s adjusted tax basis in the ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Long-term capital gains recognized by non-corporate U.S. Holders are taxable at a reduced rate (currently a maximum rate of 15%, but scheduled to increase in the case of long-term capital gains recognized after 2012 to a maximum rate of 20%). There are limitations on the deductibility of capital losses. Any gain or loss will generally be U.S.-source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

In general, a corporation organized outside the United States will be treated as a PFIC in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income include cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. The average value of a corporation’s assets for this purpose, in the case of a corporation whose shares are publicly traded for the taxable year, generally is the average of their fair market value at the end of each quarter. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Based on our application of the test described above to the projected composition of our income and the projected composition and estimated values of our assets, we do not believe that we will be a PFIC in 2012 or subsequent years. Nevertheless, because we hold and expect to continue to hold following this offering a substantial amount of cash or cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which may fluctuate considerably given that market prices of biopharmaceutical companies historically often have been volatile, it is difficult to predict for any tax year whether we may be a PFIC. Therefore, there can be no assurance that we will not be a PFIC in 2012 or any subsequent taxable year or that the U.S. Internal Revenue Service, or IRS, will agree with our conclusion regarding our PFIC status for any taxable year.

If we are a PFIC in any taxable year during which a U.S. Holder owns ordinary shares, such U.S. Holder could be liable for additional taxes and interest charges upon certain distributions by us and on any gain recognized on a sale, exchange or other disposition, including a pledge, of the ordinary shares, whether or not we continue to be a PFIC. In addition, certain annual tax reporting would be required. You should consult your tax advisor concerning the tax consequences to you if we are a PFIC and certain tax elections you may wish to make to mitigate any adverse tax consequences that might arise in the event we are a PFIC.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

New Reporting Obligations for Specified Foreign Financial Assets

Under certain new reporting obligations, U.S. Holders who are individuals are required to report on Form 8938 specified foreign financial assets that they own if the aggregate value of those assets exceeds certain threshold amounts. Specified foreign financial assets may include stock of a foreign issuer such as our ordinary shares if not held through a financial account maintained at a U.S. “financial institution,” as defined in the applicable rules. Individual U.S. Holders should consult their own tax advisors as to the possible application of this reporting obligation under their particular circumstances.

Irish Tax Consequences

The following is a general summary of the material Irish tax considerations applicable to certain investors who are the beneficial owners of our ordinary shares. It is based on existing Irish law and practices in effect on the date of this prospectus supplement and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to ordinary shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their ordinary shares by virtue of an office or employment. This summary is not exhaustive and you should consult your own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions, of the acquisition, ownership and disposition of our ordinary shares.

Withholding Tax on Dividends

Although we do not currently plan to pay dividends, distributions made by us would generally be subject to Irish dividend withholding tax, or DWT, at the standard rate of income tax (currently 20%), unless one of the exemptions described below applies, which we believe should be the case for the majority of our shareholders. For DWT purposes, a dividend includes any distribution made by us to our shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. We are responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from us if such shareholder is:

•

an individual shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland. “Relevant territory” for the purposes of DWT is defined to include those countries with which Ireland has a double tax treaty, which countries include:

Albania; Armenia; Australia; Austria; Bahrain; Belarus; Belgium; Bosnia & Herzegovina; Bulgaria; Canada; Chile; China; Croatia; Cyprus; Czech Republic; Denmark; Estonia; Finland; France; Georgia; Germany; Greece; Hong Kong; Hungary; Iceland; India; Israel; Italy; Japan; Korea; Kuwait; Latvia; Lithuania; Luxembourg; Macedonia; Malaysia; Malta; Mexico; Moldova; Montenegro; Morocco; The Netherlands; New Zealand; Norway; Pakistan; Panama; Poland; Portugal; Romania; Russia; Saudi Arabia; Serbia; Singapore; Slovak Republic; Slovenia; South Africa; Spain; Sweden; Switzerland; Turkey; United Arab Emirates; United Kingdom; the United States; Vietnam; and Zambia;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

•

a corporate shareholder resident for tax purposes in a “relevant territory” provided that such corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a corporate shareholder that is not resident for tax purposes in Ireland and is wholly-owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker (and the relevant information is further transmitted to our qualifying intermediary) before the record date for the dividend (in the case of ordinary shares held beneficially), or to our transfer agent before a date to be determined by us (in the case of ordinary shares held directly).

Should we decide to pay a dividend, we will enter into an agreement with an institution which will be recognized by the Irish Revenue Commissioners as a “qualifying intermediary” prior to paying any dividends or making any distributions. This will satisfy one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their ordinary shares through the Depositary Trust Company, or DTC, as described below. The agreement will generally provide for certain arrangements relating to cash distributions in respect of those ordinary shares that are held through DTC. The agreement will also provide that the qualifying intermediary will distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution to be made to holders of the deposited securities, after we deliver or cause to be delivered to the qualifying intermediary the cash to be distributed.

We will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. forms and whether they have provided the required Irish dividend withholding tax forms, as described below. Shareholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT.

In most cases, individual shareholders resident in a relevant territory should complete a non-resident Form V2A and corporate (company) shareholders resident in a relevant territory should complete a non-resident Form V2B. Where a shareholder is neither an individual nor a company but is resident in a relevant territory, it should complete a non-resident Form V2C. Please contact your broker or your tax adviser if you have any questions regarding Irish dividend withholding tax.

Shares Held by U.S. Resident Shareholders

Dividends on ordinary shares that are owned by residents of the United States and held beneficially through DTC will not be subject to DWT provided that the address of the beneficial owner of the ordinary shares in the records of the broker is in the United States. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to the our qualifying intermediary) by filing a Form W-9 with their broker.

Dividends on ordinary shares that are owned by residents of the United States and held directly will be paid on or before one year after the “relevant date” (defined below) without any DWT if the shareholder held shares of JPI common stock on December 12, 2011, the date on which it was publicly announced that the last JPI stockholder vote approving the merger had passed, which is referred to herein as the “relevant date,” and has provided a valid Form W-9 showing a U.S. address or a valid U.S. taxpayer identification number to our transfer agent or if the shareholder did not hold shares of JPI common stock on the relevant date and has provided the appropriate Irish dividend withholding tax forms to our transfer agent, in either case, by the due date to be determined by us before the record date for the first dividend to which the shareholder is entitled. We strongly recommend that such shareholders ensure that an appropriate Form W-9 or taxpayer identification number or Irish DWT form has been provided to our transfer agent.

In addition, all shareholders who hold their ordinary shares directly and who are residents of the United States (regardless of when such shareholders acquired their ordinary shares) must complete the appropriate Irish DWT forms in order to receive dividends paid later than one year after the relevant date without DWT. Such shareholders must provide the appropriate Irish forms to their brokers (so that such brokers can further transmit the relevant information to our qualifying intermediary) before the record date for the first dividend paid later than one year after the relevant date (in the case of ordinary shares held beneficially), or to our transfer agent by the due date to be determined by us before such record date (in the case of ordinary shares held directly). We strongly recommend that such shareholders complete the appropriate Irish forms and provide them to their brokers or our transfer agent, as the case may be, as soon as possible.

If any shareholder who is resident in the United States receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Shares Held by Residents of “Relevant Territories” Other than the United States

Dividends paid to shareholders who are residents of “relevant territories” other than the United States and (in the case of companies) who are not under the control, directly or indirectly, of a person or persons who are resident in Ireland, generally will not be subject to Irish DWT, but those shareholders will need to provide the appropriate tax forms in order to receive their dividends without any Irish DWT as summarized below.

Shareholders who are residents of “relevant territories” other than the United States who held shares of JPI common stock on or before the relevant date generally will receive dividends paid on or before one year after the relevant date without any DWT. For ordinary shares held beneficially by such shareholders through DTC, dividends will be paid on or before one year after the relevant date without any DWT if the address of the relevant shareholder in his or her broker’s records as evidenced by a Form W-8 is in a “relevant territory” other than the United States. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to our qualifying intermediary). For ordinary shares held directly by such shareholders, dividends will be paid on or before one year after the relevant date without any DWT if the shareholder has provided a valid U.S. Form W-8 showing an address in a “relevant territory” other than the United States to our transfer agent by the due date to be determined by us before the record date for the first dividend to which they are entitled. We strongly recommend that such shareholders ensure that the appropriate tax form has been provided to our transfer agent.

Shareholders who are residents of “relevant territories” other than the United States who did not hold shares of JPI common stock on the relevant date must complete the appropriate Irish DWT forms in order to receive their dividends without DWT. Such shareholders must provide the appropriate Irish dividend withholding tax forms to their brokers (so that such brokers can further transmit the relevant information to our qualifying intermediary) before the record date for the first dividend payment to which they are entitled (in the case of ordinary shares held beneficially), or to our transfer agent by the due date to be determined by us before such record date (in the case of ordinary shares held directly). We strongly recommend that such shareholders complete the appropriate Irish forms and provide them to their brokers or our transfer agent, as the case may be, as soon as possible after acquiring their ordinary shares.

In addition, all shareholders who are residents of “relevant territories” other than the United States (regardless of when such shareholders acquired their ordinary shares) must complete the appropriate Irish DWT forms in order to receive dividends paid later than one year after the relevant date without DWT. Such shareholders must provide the appropriate Irish forms to their brokers (so that such brokers can further transmit the relevant information to our qualifying intermediary) before the record date for the first dividend paid later than one year after the relevant date (in the case of ordinary shares held beneficially), or to our transfer agent by the due date to be determined by us before such record date (in the case of ordinary shares held directly). We strongly recommend that such shareholders complete the appropriate Irish forms and provide them to their brokers or our transfer agent, as the case may be, as soon as possible.

Shares Held by Residents of Ireland

Most shareholders who are resident or ordinarily resident in Ireland (other than Irish resident companies) should be subject to DWT in respect of dividend payments on their ordinary shares.

Shareholders that are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate Irish forms and provide them to their brokers (so that such brokers can further transmit the relevant information to our qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of ordinary shares held beneficially), or to our transfer agent by the due date to be determined by us before such record date (in the case of ordinary shares held directly). Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisers.

Shares Held by Other Persons

Shareholders who do not reside in “relevant territories” or in Ireland should be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish DWT form to his or her broker (so that such broker can further transmit the relevant information to our qualifying intermediary) prior to the record date for the first dividend to which they are entitled (in the case of ordinary shares held beneficially), or to our transfer agent by the due date to be determined by us before such record date (in the case of ordinary shares held directly). We strongly recommend that such shareholders to whom an exemption applies complete the appropriate Irish forms and provide them to their brokers or our transfer agent, as the case may be, as soon as possible.

If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Income Tax on Dividends Paid on Ordinary Shares

Irish income tax (if any) arises in respect of dividends paid by us.

A shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT, generally has no liability for Irish income tax or to the universal social charge on a dividend from us unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder who is neither resident nor ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional liability to income tax or to the universal social charge unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by us discharges such liability to Irish income tax provided that the shareholder furnishes the statement of DWT imposed to the Irish Revenue.

A shareholder who is neither resident nor ordinarily resident in Ireland and is resident of a “relevant territory” or otherwise exempt from Irish DWT but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on.

Shareholders who are resident or ordinarily resident in Ireland may be subject to Irish tax and/or levies on dividends received from us. Such shareholders should consult their own tax advisers.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, is comprised principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because ordinary shares will be regarded as property situated in Ireland as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 30% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same category of relationship for CAT purposes. Gifts and inheritances passing between spouses are exempt from CAT.

Shareholders should consult their own tax advisers as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

Stamp Duty

Irish stamp duty (if any) may become payable in respect of ordinary share transfers, subject to the below.

Shares Held through DTC

A transfer of ordinary shares from a seller who holds ordinary shares through DTC to a buyer who holds the acquired ordinary shares through DTC will not be subject to Irish stamp duty.

Shares Held Outside of DTC or Transferred into or out of DTC

A transfer of ordinary shares (i) by a seller who holds ordinary shares outside of DTC to any buyer, or (ii) by a seller who holds the ordinary shares through DTC to a buyer who holds the acquired ordinary shares outside of DTC, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the ordinary shares acquired, if greater).The person accountable for payment of stamp duty is the buyer or, in the case of a transfer by way of a gift or for less than market value, all parties to the transfer.

A shareholder who holds ordinary shares outside of DTC may transfer those ordinary shares into DTC without giving rise to Irish stamp duty provided that the shareholder would be the beneficial owner of the related book-entry interest in those ordinary shares recorded in the systems of DTC (and in exactly the same proportions) as a result of the transfer and at the time of the transfer into DTC there is no sale of those book-entry interests to a third party being contemplated by the shareholder. Similarly, a shareholder who holds ordinary shares through DTC may transfer those ordinary shares out of DTC without giving rise to Irish stamp duty provided that the shareholder would be the beneficial owner of the ordinary shares (and in exactly the same proportions) as a result of the transfer, and at the time of the transfer out of DTC there is no sale of those ordinary shares to a third party being contemplated by the shareholder. In order for the share registrar to be satisfied as to the application of this Irish stamp duty treatment where relevant, the shareholder must confirm to us that the shareholder would be the beneficial owner of the related book-entry interest in those ordinary shares recorded in the systems of DTC (and in exactly the same proportions) (or vice-versa) as a result of the transfer and there is no agreement for the sale of the related book-entry interest or the ordinary shares or an interest in the ordinary shares, as the case may be, by the shareholder to a third party being contemplated.

Because of the potential Irish stamp duty on transfers of ordinary shares, we strongly recommend that any directly registered shareholders open broker accounts so they can transfer their ordinary shares into DTC as soon as possible. We also strongly recommend that any person who wishes to acquire ordinary shares acquire such ordinary shares through DTC.

In order for DTC, Cede & Co. and National Securities Clearing Corporation, or NSCC, which provides clearing services for securities that are eligible for the depository and book-entry transfer services provided by DTC and registered in the name of Cede & Co., which entities are referred to collectively as the DTC Parties, to agree to provide services with respect to our ordinary shares, we concluded with the Revenue Commissioners of Ireland a composition agreement under which we have assumed any obligation of paying the liability for any Irish stamp duty or similar Irish transfer or documentary tax with respect to our ordinary shares, on transfers to which any of the DTC Parties is a party or which may be processed through the services of any of the DTC Parties, and the DTC Parties have received confirmation from the Revenue Commissioners of Ireland that while such composition agreement remains in force, the DTC Parties shall not be liable for any Irish stamp duty with respect to our ordinary shares. In addition, to assure the DTC Parties that they will not be liable for any Irish stamp duty or similar Irish transfer or documentary tax with respect to our ordinary shares under any circumstances (including as a result of a change in applicable law), and to make other provisions with respect to our ordinary shares required by the DTC Parties, we and Computershare Trust Company, NA., a U.S. national banking association acting as our transfer agent, or Computershare, entered into a Special Eligibility Agreement for Securities, dated as of January 13, 2012, with DTC, Cede & Co. and NSCC, or the DTC Eligibility Agreement. The DTC Eligibility Agreement provides for certain indemnities of the DTC Parties by us and Computershare (as to which we have agreed to indemnify Computershare) and also provides that DTC may impose a global lock on our ordinary shares or otherwise limit transactions in the shares, or cause the shares to be withdrawn, and NSCC may, in its sole discretion, exclude our ordinary shares from its Continuous Net Settlement service or any other service, and any of the DTC Parties may take other restrictive measures with respect to our ordinary shares as it may deem necessary and appropriate, without any liability on the part of any the DTC Parties, (i) at any time that it may appear to any of the DTC Parties, in its sole discretion, that to continue to hold or process transactions in our ordinary shares will give rise to any Irish stamp duty or similar Irish transfer or documentary tax liability with respect to our ordinary shares on the part of any of the DTC Parties or (ii) otherwise as the DTC’s rules or the NSCC’s rules provide.

Payment of Stamp Duty

Our official share register must be maintained in Ireland. Registration in this share register is determinative of shareholding in Jazz Pharmaceuticals. Only shareholders will be entitled to receive dividends, if any when declared.

A written instrument of transfer is required under Irish law in order for a transfer of the legal ownership of ordinary shares to be registered on our official share register. Such instruments of transfer may be subject to Irish stamp duty, which must be paid prior to the official share register being updated.

A holder of ordinary shares who holds ordinary shares through DTC will not be the legal owner of such ordinary shares (instead, the depository (for example, Cede & Co., as nominee for DTC) will be the holder of record of such ordinary shares). Accordingly, a transfer of ordinary shares from a person who holds such ordinary shares through DTC to a person who also holds such ordinary shares through DTC will not be registered in our official share register, i.e., the depository will remain the record holder of such ordinary shares.

Our memorandum and articles of association delegate to our secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the secretary may do if for any reason such instrument is required and has not already been lodged with us.

To the extent that stamp duty is due but has not been paid, we, in our absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may provide that a subsidiary of ours will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by us or any subsidiary of ours on behalf of the transferee, then in those circumstances, we will, on our behalf or on behalf of our subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) to claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by us or our subsidiary for the amount of stamp duty paid. Our lien shall extend to all dividends paid on those ordinary shares.

UNDERWRITING

The selling shareholders are offering the ordinary shares described in this prospectus supplement through a number of underwriters. Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at a price of $49.56 per share, the number of ordinary shares indicated in the table below:

Underwriters	Number of Shares
Barclays Capital Inc.	3,941,683
Citigroup Global Markets Inc.	3,941,683

Total	7,883,366

The underwriters are committed to purchase all of the ordinary shares offered by the selling shareholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may also be increased or the offering may be terminated.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters may offer the ordinary shares in transactions on The NASDAQ Global Select Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. The underwriters may effect such transactions by selling the ordinary shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of ordinary shares for whom they may act as agents or to whom they may sell as principals. The difference between the price at which the underwriters purchase ordinary shares and the price at which the underwriters resell such ordinary shares, which may include a commission equivalent of up to $0.05 per share, may be deemed underwriting compensation.

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses will be approximately $500,000.

Lock-Up Agreements

We, our directors, our executive officers and the selling shareholders have agreed that, subject to certain exceptions, without the prior written consent of the representatives, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any ordinary shares (including, without limitation, ordinary shares that may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and ordinary shares that may be issued upon exercise of any option or warrants) or securities convertible into or exercisable or exchangeable for ordinary shares (other than the shares, if any, sold by the selling shareholders to the underwriters in this offering) (and with respect to us, sell or grant options, rights or warrants with respect to any ordinary shares or securities convertible into or exchangeable for ordinary shares), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible, exercisable or exchangeable into ordinary shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement, or the Lock-Up Period.

Notwithstanding the foregoing, the underwriters have agreed that the transfer restrictions shall not apply to:

•

with respect to us: (a) the sale of the ordinary shares by the selling shareholders to the underwriters in connection with this offering; (b) the issuance of ordinary shares upon the settlement, vesting or exercise of options, restricted stock units, warrants or rights outstanding on the date of the underwriting agreement; (c) the issuance of ordinary shares or rights to purchase ordinary shares issued pursuant to our employee share purchase plan or director deferred compensation plan existing on the date of the underwriting agreement; (d) options to purchase ordinary shares or other equity-based awards issued after the date hereof pursuant to our equity incentive or share option plans existing on the date hereof, provided that those options or other equity-based awards do not vest or otherwise become exercisable during the Lock-Up Period except pursuant to vesting or exercisability acceleration provisions provided under such plans, the agreements thereunder or otherwise under our severance plans and arrangements existing on the date of the underwriting agreement; (e) the filing of any registration statement on Form S-8 or any amendments thereto; or (f) the filing of any registration statement, including any amendments, that we are contractually obligated to file under currently outstanding agreements; and

•

with respect to each of our directors, our executive officers and the selling shareholders who are subject to a lock-up agreement: (a) transactions relating to any securities acquired in this offering or in open market transactions after the completion of this offering; (b) transfers of any securities as a bona fide gift or pledge; (c) in the case of a natural person, transfers of any securities by will or intestate succession or to any trust or partnership for the direct or indirect benefit of such director, executive officer or selling shareholder or any member of the immediate family of the foregoing; (d) in the case of a non-natural person, distributions of any securities to general or limited partners or stockholders or members of each entity signing a lock-up agreement; (e) in the case of a non-natural person, transfers of any securities (1) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of such entity’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of such entity’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the lock-up agreement or (2) to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate of such entity and such transfer is not for value; (f) any transfers of ordinary shares pursuant to the “net” or “cashless” exercise of outstanding options or warrants to purchase ordinary shares in accordance with their terms; (g) any transfers of securities pursuant to a sale or an offer to purchase 100% of our outstanding ordinary shares, whether pursuant to a merger, tender offer or otherwise, to a third party or group of third parties; or (h) any transfers of securities to us to satisfy tax withholding obligations pursuant to our equity compensation plans or arrangements; provided that (A) in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (e), each donee, pledgee, distributee or transferee is required to sign and deliver a lock-up agreement, (B) any ordinary shares acquired upon the net or cashless exercise of options or warrants described in clause (f) will be subject to the restrictions imposed by the lock-up agreement and (C) in the case of an executive officer, the foregoing restrictions will not apply if such executive officer ceases to be an executive officer of ours. Moreover, the party subject to the lock-up agreement may transfer or distribute securities in his, her or its capacity as trustee (or similar capacity) under any voting or other trusts to the beneficiaries thereof or to a substitute trustee(s) or trust(s); provided that (i) each distributee or transferee (including any substitute trustee(s) or trust(s)) is required to sign and deliver a lock-up agreement and (ii) no filing by the party subject to the lock-up agreement under Section 16(a) of the Exchange Act shall be made during the Lock-Up Period in connection with such transfer or distribution, provided that if the party subject to the lock-up agreement sells shares to the underwriters in this offering, the foregoing restriction in this clause (ii) shall not apply if and only if the transfer or distribution is reported on the same such Section 16 filing filed by the party subject to the lock-up agreement reporting his, her or its sale of securities to the underwriters in this offering.

In addition, the underwriters have agreed with the selling shareholders that, if the underwriters terminate, amend or waive any of their rights under agreements with a selling shareholder providing for substantially similar transfer restrictions, the foregoing transfer restrictions shall, with respect to other selling shareholders, automatically be terminated or amended, or the rights waived, as the case may be, to the same extent as the agreement providing for substantially similar transfer restrictions.

The underwriters, in their sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the ordinary shares and other securities from lock-up agreements, the underwriters will consider, among other factors, the holder’s or our reasons for requesting the release, the number of ordinary shares or other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Listing

Our ordinary shares are listed on The NASDAQ Global Select Market under the symbol “JAZZ.”

Stabilization and Short Positions

The underwriters may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, in accordance with Regulation M under the Exchange Act:

•	stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum; and

•	covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the selling shareholders or underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor any of the selling shareholders or underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriters and selling group members may engage in passive market making transactions in the ordinary shares on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of ordinary shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with the selling shareholders to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus forms a part, has not been approved or endorsed by us, any selling shareholder, or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase ordinary shares offered in the prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the price at which you purchase the shares from the underwriters.

Relationships

The underwriters and certain of their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, investment banking, commercial banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have from time to time provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own accounts or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any ordinary shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the

Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act (the “FSMA”)) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Australia

This prospectus supplement has not been lodged with the Australian Securities & Investments Commission and does not constitute an offer except to the following categories of exempt persons:

a)	“sophisticated investors” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (“Corporations Act”);

b)	“sophisticated investors” under section 708(8)(c) or (d) of the Corporations Act who have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before any offer has been made; and

c)	“professional investors” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

By purchasing ordinary shares, you warrant and agree that:

a)	you are an exempt investor under one of the above categories; and

b)	you will not offer any ordinary shares issued or sold to you pursuant to this document for sale in Australia within 12 months of those ordinary shares being issued or sold unless any such sale offer is exempt from the requirement to issue a disclosure document under sections 708 or 708A of the Corporations Act.

Hong Kong

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of

Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

India

This prospectus supplement has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any ordinary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The ordinary shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ordinary shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ordinary shares may not be resold to Korean residents unless the purchaser of the ordinary shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ordinary shares.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ordinary shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

A&L Goodbody, Dublin, Ireland will pass upon the validity of the ordinary shares offered by this prospectus supplement and the accompanying prospectus. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Cooley LLP, Palo Alto and San Diego, California. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2011 that we filed with the SEC on behalf of and as successor to Jazz Pharmaceuticals, Inc., and the effectiveness of Jazz Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Jazz Pharmaceuticals, Inc.’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Jazz Pharmaceuticals Public Limited Company (formerly Azur Pharma Public Limited Company) and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we or JPI have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following information or documents that we and JPI have filed with the SEC (except as noted, under Commission File No. 001-33500):

•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 that we filed with the SEC on behalf of and as successor to JPI on February 28, 2012;

•	the Annual Report on Form 10-K for Azur Pharma’s fiscal year ended December 31, 2011 that we filed with the SEC on February 28, 2012 (Commission File No. 333-177528);

•	the Current Reports on Form 8-K that we filed with the SEC on January 19, 2012, January 24, 2012, February 21, 2012 and February 28, 2012;

•

the Current Report on Form 8-K that we filed with the SEC on January 18, 2012 (which evidences the registration of our ordinary shares under Section 12(b) of the Exchange Act and includes therein a description of our ordinary shares); and

•	the Current Report on Form 8-K that JPI filed with the SEC on January 13, 2012.

Information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the ordinary shares covered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we or JPI previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Jazz Pharmaceuticals plc

Attn: Investor Relations

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, California 94304 USA

Telephone: +1 (650) 496-3777

PROSPECTUS

Ordinary Shares

From time to time, we or selling shareholders may offer and sell our ordinary shares in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our ordinary shares. The specific terms and any other information relating to a specific offering, including the names of any selling shareholders, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering. You should read this prospectus, the applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

We and any selling shareholders may offer and sell our ordinary shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. The net proceeds we expect to receive from sales of our ordinary shares will be set forth in the applicable prospectus supplement.

We are considered the successor to Jazz Pharmaceuticals, Inc., or JPI, for certain purposes under both the Securities Act of 1933, as amended, or the Securities Act, and Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our ordinary shares are listed on The NASDAQ Global Select Market under the symbol “JAZZ.” On January 18, 2012, the last reported sale price of our ordinary shares on The NASDAQ Global Select Market was $47.34.

Investing in our ordinary shares involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. By using a shelf registration statement, we and any selling shareholders may offer and sell our ordinary shares from time to time in one or more offerings. No limit exists on the aggregate number of shares of ordinary shares that we and any selling shareholders may sell pursuant to the registration statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering is accurate as of any date other than its respective date, regardless of when this prospectus, any prospectus supplement or any free writing prospectus we have authorized for use in connection with a specific offering is delivered, or when any sale of our ordinary shares occurs. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference into this prospectus or the applicable prospectus supplement are the property of their respective owners.

We urge you to read carefully this prospectus, the applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of our ordinary shares being offered.

References in this prospectus to “Jazz Pharmaceuticals,” “we,” “us” and “our” refer to Jazz Pharmaceuticals Public Limited Company, a public limited company formed under the laws of Ireland, and its subsidiaries, including JPI, unless the context indicates otherwise.

This prospectus may not be used to consummate a sale of our ordinary shares unless accompanied by a prospectus supplement.

i

ABOUT JAZZ PHARMACEUTICALS PLC

Overview

We are a specialty biopharmaceutical company focused on the identification, development and commercialization of pharmaceutical products to meet important unmet medical needs in focused therapeutic areas. Our marketed products include Xyrem (sodium oxybate), which is the only product approved by the United States Food and Drug Administration, or FDA, for the treatment of both cataplexy and excessive daytime sleepiness in patients with narcolepsy; our psychiatry products, FazaClo (clozapine, USP) LD and FazaClo HD, orally disintegrating clozapine tablets indicated for treatment resistant schizophrenia, Luvox CR (fluvoxamine maleate) marketed for the treatment of obsessive compulsive disorder; Prialt (ziconotide intrathecal injection), the only non-opioid intrathecal analgesic indicated for refractory severe chronic pain; and a portfolio of women’s health and other products led by Elestrin, a clear fast-drying estradiol gel indicated for the treatment of moderate to severe vasomotor symptoms associated with menopause.

Recent Developments

On January 18, 2012, we and JPI consummated the merger contemplated by the agreement and plan of merger and reorganization, or the merger agreement, we entered into with JPI and certain other parties on September 19, 2011. In connection with the merger, we were re-named Jazz Pharmaceuticals plc and became the parent company of JPI, with JPI becoming our wholly-owned subsidiary. In the merger, all outstanding shares of JPI’s common stock were canceled and converted into the right to receive, on a one-for-one basis, our ordinary shares. Immediately after giving effect to the issuance of our ordinary shares to the former JPI stockholders in the merger, approximately 56,197,577 of our ordinary shares were outstanding, of which approximately 78% were held by the former JPI stockholders. The remaining 22% of our ordinary shares outstanding immediately after giving effect to the merger were held by persons and entities who acquired our ordinary shares prior to the merger. Our ordinary shares trade on the same exchange, The NASDAQ Global Select Market, and under the trading symbol, “JAZZ”, that the shares of JPI common stock traded on and under prior to the merger.

JPI is deemed to be the acquiring company for accounting purposes and the transaction is being accounted for as a reverse acquisition under the acquisition method of accounting for business combinations. As a result, the historical financial statements of JPI became our historical financial statements. We are also considered to be the successor to JPI for certain purposes under both the Securities Act and the Exchange Act, and certain of JPI’s historical reports filed under the Exchange Act are incorporated by reference in this prospectus. Prior to the merger, we were known as Azur Pharma Public Limited Company, or Azur Pharma. The historical financial statements for Azur Pharma for the years ended December 31, 2010, 2009 and 2008 and for the nine months ended September 30, 2011 and 2010, and pro forma financial information related to the merger, are incorporated by reference in this prospectus from JPI’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 10, 2011. See “Where You Can Find More Information.” A brief description of the historic business of Azur Pharma prior to the merger is set forth below. More information about the historic business of Azur Pharma can be found in JPI’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 10, 2011.

Historic Business of JPI

JPI’s specialty pharmaceutical business focused on the identification, development and commercialization of pharmaceutical products to meet important unmet medical needs. JPI’s marketed products, which will continue to be marketed by the combined company, are Xyrem and Luvox CR. JPI promotes these products in the United States through its experienced specialty sales force targeting sleep specialists, neurologists, pulmonologists and psychiatrists. More information about the historic business of JPI can be found in JPI’s annual and quarterly reports that are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Historic Business of Azur Pharma

Overview

Azur Pharma’s specialty pharmaceutical business focused on therapeutic products for the central nervous system, or CNS, and women’s health areas. Azur Pharma’s portfolio of products are promoted and sold in the United States. Azur Pharma’s lead marketed products, which will continue to be marketed by the combined company, are Prialt and FazaClo LD and HD. Azur Pharma also markets several women’s health products, consisting of Elestrin and Azur Pharma’s prenatal vitamins brands, Natelle and Gesticare. In addition, Azur Pharma sells a portfolio of non-promoted products including Gastrocrom, Urelle, Niravam and Parcopa. Azur Pharma’s product candidates include an oral suspension formulation of clozapine, Clozapine OS, and a once daily formulation of clozapine, Clozapine QD.

Lead Marketed Products

Prialt (ziconotide) intrathecal infusion

Prialt is an intrathecal infusion of ziconotide, approved by the FDA in December 2004 for the management of severe chronic pain in patients for whom intrathecal therapy is warranted, and who are intolerant of or refractory to other treatment, such as systemic analgesics, adjunctive therapies or intrathecal morphine. Intrathecal therapy is the delivery of the drug into the intrathecal space in the spine through an infusion system comprised of a programmable infusion pump and catheter. Ziconotide is a synthetic neuroactive peptide known as conotoxin and is the synthetic equivalent of a naturally-occurring conopeptide found in the piscivorous marine snail, Conus Magnus. Ziconotide is thought to inhibit pain signals transmitted via N-type calcium channels, most densely located in the dorsal horn of the spinal chord. Prialt is the only FDA-approved non-opioid intrathecal analgesic. Prialt is approved for use with Medtronic Inc’s SynchroMed EL and SynchroMed II programmable implantable pumps. In May 2010, Azur Pharma acquired the worldwide rights (excluding Europe) to Prialt from Elan Pharmaceuticals, Inc., or Elan, excluding those territories licensed by Elan to Eisai Co. Limited, which consist of 34 countries outside of the United States, mainly in Europe.

FazaClo LD (clozapine, USP) Orally Disintegrating Tablet and FazaClo HD (clozapine, USP) Orally Disintegrating Tablet

Azur Pharma markets FazaClo LD and FazaClo HD, which are orally disintegrating tablet formulations of clozapine, indicated for the management of severely ill schizophrenic patients who fail to respond adequately to standard drug treatment for schizophrenia and for reducing the risk of recurrent suicidal behavior in patients with schizophrenia or schizoaffective disorder who are judged to be at chronic risk for re-experiencing suicidal behavior, based on history and recent clinical state. FazaClo LD, comprising the original three lower strength presentations, was approved by the FDA in February 2004 with respect to the 25mg and 100mg tablet strengths and in May 2007 for the 12.5mg tablet strength. Azur Pharma initiated development of FazaClo HD, 150 mg and 200 mg dosage strengths, in late 2008. FazaClo HD received FDA approval in July 2010 and was launched in September 2010. FazaClo LD and FazaClo HD incorporate CIMA Labs Inc.’s DuraSolv orally disintegrating tablet technology, which enables the products to dissolve without the need to chew or to swallow with water and are currently the only orally disintegrating tablet formulations of clozapine available in the United States. In August 2007, Azur Pharma acquired the rights to FazaClo from Avanir Pharmaceuticals, Inc.

Other Products

Azur Pharma’s other products include:

•	Elestrin (estradiol gel 0.06%), indicated for the treatment of moderate to severe vasomotor symptoms (hot flashes and night sweats) associated with menopause;

•

Gastrocrom (cromolyn sodium) oral concentrate, indicated for the management of patients with mastocytosis, providing relief of associated symptoms such as diarrhea, flushing, headaches, vomiting, urticaria, abdominal pain, nausea and itching;

•	Natelle and Gesticare prescription prenatal vitamins franchises, used for improving the nutritional status of women through pregnancy and in the postnatal period;

•	Urelle, indicated for the treatment of symptoms of irritative voiding and for the relief of local symptoms, such as inflammation, hypermotility and pain that accompany lower urinary tract infections;

•

Niravam (orally disintegrating tablet presentation of alprazolam), indicated for the management of anxiety disorder or the short-term relief of symptoms of anxiety and also indicated for the treatment of panic disorder, with or without agoraphobia; and

•	Parcopa (orally disintegrating tablet presentation of carbidopa/levodopa), indicated for the treatment of symptoms associated with idiopathic Parkinson’s disease.

Development Pipeline

Azur Pharma has a number of product candidates in various stages of clinical development, which will remain under development by the combined company, including Clozapine OS and Clozapine QD.

Clozapine OS is an oral suspension formulation of clozapine currently approved and marketed by other companies in Europe and in other territories outside of the U.S. Azur Pharma licensed U.S. rights for the product from Douglas Pharmaceuticals America Limited in February 2010.

Clozapine QD is expected to provide the benefits of once-daily dosing of clozapine. This formulation is designed to enable faster titration to therapeutic effect relative to existing immediate release formulations of clozapine.

Corporate Information

We are a public limited company formed under the laws of Ireland (registered number 399192) in March 2005. We were originally formed as a private limited liability company under the name Azur Pharma Limited and were subsequently re-registered as a public limited company under the name Azur Pharma Public Limited Company in October 2011. In connection with the merger, we were re-named Jazz Pharmaceuticals plc and became the parent company of and successor to JPI. Our principal executive offices are located at 45 Fitzwilliam Square, Dublin 2, Ireland. Our telephone number is 011-353-1-634-4183. Our website address is www.jazzpharmaceuticals.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors identified in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, as well as under the section entitled “Risk Factors” contained in JPI’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 10, 2011 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC after the date of this prospectus, in addition to the other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses we have authorized for use in connection with a specific offering, before deciding whether to purchase any of our ordinary shares. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our ordinary shares, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the expected synergies and other benefits, including tax, financial and strategic benefits, of the merger to us and our shareholders;

•	future sales of Xyrem and our other products;

•	our ability to obtain adequate clinical and commercial supplies of our product candidates and products from current and new single source suppliers and manufacturers;

•	our ability to protect our intellectual property and defend our patents; and

•	the sufficiency of our cash resources and our expectations regarding our future cash flow, expenses, revenues, financial results and capital requirements.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, time frames or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we have authorized for use in connection with a specific offering, in JPI’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 10, 2011 and incorporated by reference in this prospectus, and in under similar headings in our future reports that we file with the SEC and that are incorporated by reference in this prospectus. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, the applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in the applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from our sale of our ordinary shares for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and product candidates that are complementary to our own. Pending these uses, we expect to invest the net proceeds in investment-grade, interest-bearing securities. We will not receive any of the proceeds from sales of our ordinary shares by selling shareholders, if any, pursuant to this prospectus.

SELLING SHAREHOLDERS

If the registration statement of which this prospectus is a part is used by any selling shareholder for the resale of any ordinary shares registered thereunder, information about such selling shareholder, its beneficial ownership of our securities and its relationship with us will be set forth in a post-effective amendment to the registration statement, in a supplement to this prospectus, or in one or more documents incorporated by reference in this prospectus or the applicable prospectus supplement.

VALIDITY OF SHARE CAPITAL

Unless otherwise stated in the applicable prospectus supplement, the validity of the ordinary shares being offered hereby will be passed upon by A&L Goodbody, Dublin, Ireland.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of JPI included in its annual report on Form 10-K for the year ended December 31, 2010, and the effectiveness of JPI’s internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. JPI’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Azur Pharma and subsidiaries as of December 31, 2010 and December 31, 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are a public limited company formed under the laws of Ireland, and certain of our officers and directors are or may in the future be residents outside the United States. All or a substantial portion of our assets or the assets of such non-resident persons may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or us, or to enforce against such persons or us in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. We have been advised by counsel that there is doubt as to the enforceability in Ireland, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States. Consequently, it may be difficult for investors to enforce against us, our directors or our officers in Ireland judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we or JPI have filed with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we or JPI filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the following information or documents that we and JPI have filed with the SEC (Commission File No. 001-33500):

•	JPI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 8, 2011;

•

the information specifically incorporated by reference into JPI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 from JPI’s definitive proxy statement on Schedule 14A, filed with the SEC on April 12, 2011;

•	JPI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC on May 9, 2011, August 3, 2011 and November 8, 2011, respectively;

•

JPI’s Current Reports on Form 8-K filed with the SEC on January 7, 2011, February 11, 2011, March 9, 2011, March 28, 2011, April 19, 2011, May 25, 2011, September 19, 2011, October 28, 2011, November 10, 2011, December 12, 2011 and January 13, 2012;

•	the information under the section entitled “Risk Factors” in JPI’s definitive proxy statement on Schedule 14A, filed with the SEC on November 10, 2011;

•

the audited consolidated financial statements of Azur Pharma, including the consolidated balance sheets of Azur Pharma and subsidiaries as of December 31, 2010 and 2009, and the related audited consolidated income statements and audited consolidated statements of comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2010, the notes related thereto and the report of KPMG, independent registered public accounting firm, included on pages F-1 to F-33 of JPI’s definitive proxy statement on Schedule 14A, filed with the SEC on November 10, 2011;

•

the unaudited interim condensed consolidated financial statements of Azur Pharma, including the unaudited interim condensed consolidated balance sheets of Azur Pharma and subsidiaries as of September 30, 2011 and the unaudited interim condensed consolidated income statements and unaudited interim condensed consolidated statements of comprehensive income, cash flows, and changes in shareholders’ equity for the nine month periods ended September 30, 2011 and 2010, and the notes related thereto, included on pages F-34 to F-50 of JPI’s definitive proxy statement on Schedule 14A, filed with the SEC on November 10, 2011;

•

the unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2011 and for the year ended December 31, 2010, and the notes and other information related thereto included under the section entitled “Unaudited Pro Forma Combined Financial Data” in JPI’s definitive proxy statement on Schedule 14A, filed with the SEC on November 10, 2011;

•

the comparative historical and unaudited pro forma per share data and the other information related thereto included under the section entitled “Comparative Historical and Unaudited Pro Forma Per Share Data” in JPI’s definitive proxy statement on Schedule 14A, filed with the SEC on November 10, 2011; and

•

our Current Report on Form 8-K filed with the SEC on January 18, 2012 (which evidences the registration of our ordinary shares under Section 12(b) of the Exchange Act and includes therein a description of our ordinary shares).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports or portions of current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by us or on behalf of JPI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the ordinary shares made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document that we or JPI previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Jazz Pharmaceuticals plc

Attn: Investor Relations

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, California 94304

Telephone: +1 (650) 496-3777

7,883,366 Ordinary Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays Capital	Citigroup

March 5, 2012